Exhibit 10.1

TAILORED BRANDS, INC.

2016 LONG-TERM INCENTIVE PLAN

STOCK APPRECIATION RIGHTS AGREEMENT

Tailored Brands, Inc., a Texas corporation (the “Company”), hereby grants to the employee of the Company named herein (the “Employee”) the following Stock Appreciation Rights (the “SARs”) pursuant to the terms and conditions of the Tailored Brands, Inc. 2016 Long-Term Incentive Plan (the “Plan”), and this Stock Appreciation Rights Agreement (this “SARs Agreement”).

1. Name of Employee:	[ • ]

2. Grant Date:	[ • ] , 20[ • ] (the “Grant Date”)

3. Number of Shares of Stock Subject to SARs:	[ • ]

4. Base Price:	$[• ] per share of Stock (the “Base Price”)

5. SARs Award:

Each SAR granted hereunder represents the right for the Employee to receive, upon exercise of the SAR, from the Company, a payment, paid in shares of Stock, having a value equal to the excess of the Fair Market Value, on the date of exercise, of one share of Stock over the Base Price. The value of any fractional share of Stock upon exercise of a SAR shall be paid to the Employee in cash.

6. Vesting:

Except as otherwise provided in this SARs Agreement, the SARs shall vest and become exercisable in accordance with the following provisions:

(a)           The SARs shall vest and may be exercised in accordance with the schedule contained in Exhibit A attached hereto and made a part of this SARs Agreement.

(b)           To the extent not exercised, installments shall be cumulative and may be exercised in whole or in part until the SARs expire and terminate as provided in the applicable sections of this SARs Agreement.

(c)           In the event of the Employee’s Termination of Employment for any reason, the SARs shall not continue to vest after such Termination of Employment.

7. Expiration and Termination of the SARs:

Except as otherwise provided in this SARs Agreement, the award of SARs shall expire and terminate on the earlier of (a) the tenth anniversary of the Grant Date (the “SARs General Expiration Date”); and (b) ninety (90) days after the Employee’s Termination of Employment.

8. Retirement, Death or Disability

If the Employee’s employment with the Company or any Affiliate terminates by reason of the Employee’s Retirement, death or Disability, the SARs shall expire and terminate on the earlier of (a) the SARs General Expiration Date; and (b) one year following the date of the Employee’s Termination of Employment due to Retirement, death or Disability. The SARs may be exercised pursuant to the provisions of this Section 8 of this SARs Agreement with respect to the number of shares of Stock that the Employee would have been entitled to purchase had the Employee exercised the SARs on the date of the Employee’s Termination of Employment.

9. Change in Control:

In the event of a Change in Control, if, within a two-year period following such Change in Control, the Employee’s employment is terminated by the Company other than as a result of the occurrence of an event of Termination for Cause (as such term is defined in the Change in Control Plan) or by the Employee after the occurrence of an event of Termination for Good Reason (as such term is defined in the Change in Control Plan), all SARs granted hereunder and continued to be held by the Employee at the time of Termination of Employment shall become fully exercisable upon the Employee’s Termination of Employment. The term “Change in Control Plan” shall mean the Tailored Brands, Inc. Amended and Restated Senior Executive Change in Control Severance Plan, adopted effective September 1, 2017.

10. Limits on Exercisability:

The SARs shall not be exercisable until (a) the effective registration under the Securities Act of 1933, as amended (the “Act”), of the shares of Stock to be received pursuant to this SARs Agreement (unless in the opinion of counsel for the Company such offering is exempt from registration under the Act); and (b) compliance with all other applicable laws. If the Employee is an officer or “affiliate” of the Company (as such term is defined under the Act), the Employee consents to the placing on the certificate for any shares of Stock acquired upon exercise of the SARs of an appropriate legend restricting resale or other transfer of such shares of Stock, except in accordance with the Act and all applicable rules thereunder.

11. Shareholder Rights:

The Employee shall have none of the rights of a shareholder with respect to the shares of Stock underlying the SARs until the Employee exercises the SARs and becomes the recordholder of the shares of Stock underlying the SARs.

12. Effect of Plan:

The SARs are subject in all cases to the terms and conditions set forth in the Plan, which are incorporated into and made a part of this SARs Agreement. In the event of a conflict between the terms of the Plan and the terms of this SARs Agreement, the terms of the Plan will govern. All capitalized terms that are used in this SARs Agreement but are not defined in this SARs Agreement shall have the meanings ascribed to such terms in the Plan.

13. Acknowledgment:	By receipt of this Award, the Employee acknowledges and agrees that the SARs are subject to all of the terms and conditions of the Plan and this SARs Agreement.

14. Forfeiture for Cause:	Notwithstanding any other provision of this SARs Agreement, the SARs granted hereunder shall be subject to the Forfeiture for Cause provisions contained in Section 4.7 of the Plan.

15. Effect on Other Agreements:

The parties acknowledge and agree that the provisions of this SARs Agreement shall supersede any and all other agreements and rights that the Employee has under any agreements or arrangements between the Employee and the Company, whether in writing or otherwise, with respect to the matters set forth herein.

EXHIBIT A

Applicable Vesting Schedule for the SARs

Date On and After Which Portion of SARs May Be Exercised	Additional Percentage of SARs Vested and Exercisable	Additional Number of Shares With Respect to Which SARs May Be Exercised